THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the "Amendment"), dated as of August 2, 2002 (the "Amendment Date"), is among the financial institutions listed on the signature pages hereof, Bank of America, National Association as administrative agent for the Lenders (the "Agent"), Harold's Stores, Inc., an Oklahoma corporation (the "Parent"), and each of Harold's Financial Corporation, an Oklahoma corporation, Harold's Direct, Inc., an Oklahoma corporation, Harold's Stores of Texas, L.P., a Texas limited partnership, Harold's Stores of Georgia, L.P., a Georgia limited partnership, and Harold's of Jackson, Inc., a Mississippi corporation (including the Parent each a "Borrower" and collectively the "Borrowers").

RECITALS:

A. The Borrowers, the Lenders, and the Agent are parties to the certain Loan and Security Agreement dated as of November 20, 2000 (as the same has been amended by the certain First Amendment to Loan and Security Agreement dated as of February 23, 2001, the certain Waiver Letter dated December 27, 2001, the certain Consent Letter dated April 1, 2002, and the certain Second Amendment to Loan and Security Agreement dated as of April 12, 2002, and as the same may be further amended, restated, or otherwise modified from time to time, the "Agreement").

B. The Borrowers have advised the Agent that (1) Inter-Him, N.V. and W. Howard Lester (collectively, the "2001-A Investors"), the owners of all of the outstanding shares of the Parent's Series 2001-A Preferred Stock (the "2001-A Shares"), intend to surrender to the Parent all of the stock certificates representing the 2001-A Shares in exchange for an equal number of shares of the Amended Series 2001-A Preferred Stock (the "Amended 2001-A Preferred Stock") (such surrender and exchange herein, the "2001-A Share Exchange"), (2) the Parent intends to cancel all of the outstanding 2001-A Shares and thereafter, to adopt and file with the Secretary of State of Oklahoma a certificate of elimination of designation (the "Certificate of Elimination") eliminating the 2001-A Shares from the Parent's Certificate of Incorporation, (3) the Parent intends to adopt and file with the Secretary of State of Oklahoma (a) a Certificate of Designation creating the Amended 2001-A Preferred Stock and (b) a Certificate of Designation creating the Series 2002-A Preferred Stock (the "Series 2002-A Preferred Stock"), (4) the Parent intends to sell and issue an aggregate of Two Hundred Thousand (200,000) shares of the Series 2002-A Preferred Stock at a price per share of Twenty and No/100 Dollars ($20.00) (the "Series 2002-A Stock Issuance") pursuant to that certain Series 2002-A Preferred Stock Purchase Agreement dated June 26, 2002 (the "Series 2002-A Preferred Stock Purchase Agreement") to the investors listed on Schedule 1.1(C) of the Agreement as the Series 2002-A Preferred Stock investors (the "Series 2002-A Investors"), (5) the Parent intends to pay dividends on the Amended 2001-A Preferred Stock and the Series 2002-A Preferred Stock in both cash and additional shares of such pursuant to the terms of Certificates of Designation for each, and (6) the Parent and the Investors will enter into a First Amendment to Investor Rights Agreement dated as of the date hereof (the "Investor Rights Agreement Amendment") which will allow the Investors to demand that the Parent effect registration under the Exchange Act of (a) the shares of the Parent's common stock, $0.01 par value per share (the "Common Stock"), issuable or issued upon conversion of the Amended 2001-A Preferred Stock or the Series 2002-A Preferred Stock and (b) any other shares of Common Stock of the Parent issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (a) of this clause (6).

C. The Borrowers have requested that the Lenders amend the Agreement in certain respects as more specifically provided hereinbelow.

D. Subject to satisfaction of the conditions set forth herein, Agent and the Lenders are willing to amend the Agreement as provided hereinbelow.

NOW THEREFORE, BE IT RESOLVED, THAT, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  DEFINITIONS

    Definitions. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the same meaning in this Amendment as are specified for such terms in the Agreement, as amended hereby.

  AMENDMENTS

    Addition to Section 1.1 of the Agreement. Effective as of the Amendment Date, Section 1.1 of the Agreement is hereby amended to add the following new terms and definitions, which terms and definitions shall appear in alphabetical order in such Section 1.1 and shall read in their respective entireties as follows:

    "Adjusted EBITDA" means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period: (a) EBITDA; minus (b) Net Capital Expenditures; minus (c) the cash amount of Distributions paid (other than Distributions paid to the Parent or another Borrower); plus (d) to the extent deducted in the determination of EBITDA and in an amount less than $285,000, Writedowns from Discontinued Operations; plus (e) the lesser of (i) $4,000,000 or (ii) all proceeds and other cash payments received by any Borrower from the sale and issuance of the Preferred Stock.

    "Amended Series 2001-A Certificate of Designation" means the certain Certificate of Designation of the Amended Series 2001-A Preferred Stock of the Parent filed with the Oklahoma Secretary of State.

    "Amended Series 2001-A Preferred Stock" means the certain Amended Series 2001-A Preferred Stock designated in the Parent's Certificate of Incorporation.

    "Amended Series 2001-A Preferred Stock Investors" means each of the investors identified on Schedule 1.1(C) as Amended Series 2001-A Preferred Stock Investors.

    "Certificates of Designation" means collectively, the Amended Series 2001-A Certificate of Designation and the Series 2002-A Certificate of Designation.

    "Series 2001-A Preferred Stock" means the certain Series 2001-A Preferred Stock designated in the Parent's Certificate of Incorporation.

    "Series 2001-A Stock Purchase Agreement" means that certain Series 2001-A Preferred Stock Purchase Agreement dated as of February 23, 2001, among the Parent and INTER-HIM, N.V.

    "Series 2002-A Certificate of Designation" means the certain Certificate of Designation of the Series 2002-A Preferred Stock of the Parent filed with the Oklahoma Secretary of State.

    "Series 2002-A Preferred Stock" means the certain Series 2002-A Preferred Stock designated in the Parent's Certificate of Incorporation.

    "Series 2002-A Preferred Stock Investors" means each of the investors identified on Schedule 1.1(C) as Series 2002-A Preferred Stock Investors.

    "Series 2002-A Stock Purchase Agreement" means the certain Series 2002-A Preferred Stock Purchase Agreement dated June 26, 2002, among the Parent and the Investors.

    Amendments to Section 1.1 of the Agreement. Effective as of the Amendment Date, each of the following definitions set forth in Section 1.1 of the Agreement is amended and restated to read in its entirety, respectively, as follows:

    "Applicable Margin" means, (a) with respect to each day during the period August 2, 2002 through October 31, 2002, two percent (2.00%) and (b) with respect to each day on and after November 1, 2002, three percent (3.00%).

    "Borrowing Base" means, at any time, an amount equal to the lesser of

    (a) the Maximum Revolver Amount or

    (b)  the sum of

    (i) seventy-five percent (75.0%) of the Net Amount of Eligible Accounts, plus

    (ii) (A) on each day (except any day that occurs during an Easter Period) during the period beginning on December 1 of a calendar year and ending on June 30 of the following year, the lesser of (1) eighty percent (80.0%) of the G.O.B. Value of Eligible Finished Goods Inventory or (2) sixty five percent (65%) of the cost value of Eligible Finished Goods Inventory, and

    (B) on each day of an Easter Period and on each day during the period beginning on July 1 of a calendar year and ending on November 30 of such year, the lesser of (1) eighty-five (85.0%) percent of the G.O.B. Value of Eligible Finished Goods Inventory or (2) seventy percent (70%) of the cost value of Eligible Finished Goods Inventory, plus

    (iii) the lesser of (1) sixty percent (60.0%) of the G.O.B. Value of Eligible Domestic Piece Goods or (2) sixty percent (60%) of the cost value of Eligible Domestic Piece Goods, plus

    (iv) the lesser of (1) seventy five percent (75%) of Eligible Tax Refund Claims or (2) $3,500,000, minus

    (v) the sum of

    (A) the Bank Product Reserves,

    (B) $1,000,000, and

    (C) all other reserves which the Agent deems necessary in the exercise of its reasonable credit judgment to maintain with respect to any Borrower, including reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of any Borrower.

    "Fixed Charge Coverage Ratio" means, as applied to any Person for any period, in accordance with GAAP, the ratio of (a) the remainder of (i) EBITDA, plus (ii) all proceeds and other cash payments received by any Borrower from the sale and issuance of the Preferred Stock pursuant to the terms of the Stock Purchase Agreements, minus (iii) Net Capital Expenditures, minus (iv) the cash amount of Distributions paid (other than Distributions paid to the Parent or another Borrower), plus (v) to the extent deducted in the determination of EBITDA, Writedowns from Discontinued Operations to (b) principal payments on Funded Debt plus Interest Expense, in each case determined for such period according to the Financial Statements delivered pursuant to Section 7.2(b).

    "Investors" means collectively, each of the Amended Series 2001-A Preferred Stock Investors and each of the Series 2002-A Preferred Stock Investors.

    "Preferred Stock" means collectively, the Amended Series 2001-A Preferred Stock and the Series 2002-A Preferred Stock.

    "Stock Purchase Agreements" means collectively the Series 2001-A Stock Purchase Agreement and the Series 2002-A Stock Purchase Agreement.

    Amendment to Section 4.2 of the Agreement. Effective as of the Amendment Date, Section 4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 4.2. Termination of Facility. The Borrowers may terminate this Agreement upon at least thirty (30) Business Days notice to the Agent and the Lenders, upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, and the cancellation and return of all outstanding Letters of Credit (or, alternatively, with respect to each such Letter of Credit, the furnishing to the Agent, for the benefit of the Lenders of a Supporting Letter of Credit or cash deposit, in each case in amounts and in the manner required by Section 2.4(i)), (ii) the payment in full of the Term Loans, together with accrued and unpaid interest thereon, (iii) the payment in full in cash of all other Obligations together with accrued and unpaid interest thereon, and (iv) with respect to any LIBOR Rate Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 5.4.

    Amendment to clause (b) of Section 4.5 of the Agreement. Effective as of the Amendment Date, clause (b) of Section 4.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

    (b) All proceeds or other cash payments received by any Borrower from the sale and issuance of the Series 2001-A Preferred Stock pursuant to the Series 2001-A Stock Purchase Agreement, shall be used by the Borrowers (i) to pay the Agent, for the account of the Lenders, the amount, if any and without duplication, by which the Aggregate Revolver Outstandings less the aggregate amount of Pending Revolving Loans exceeds the Borrowing Base and (ii) for general working capital purposes (not otherwise prohibited by this Agreement) in the ordinary course of business, and shall not be used, directly or indirectly, (A) to buy or carry any Margin Stock, (B) to repay or otherwise refinance indebtedness of the Borrowers or others incurred to buy or carry any Margin Stock, (C) to extend credit for the purpose of buying or carrying any Margin Stock, or (D) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    Amendment to Section 9.10 of the Agreement.  Effective as of the Amendment Date, Section 9.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.10 Distributions; Capital Change; Restricted Investments. No Consolidated Party shall (a) directly or indirectly declare or make, or incur any liability to make any Distribution, except Distributions to a Borrower and Distributions paid or payable by the Parent pursuant to the Certificates of Designation; provided, that no Default or Event of Default shall exist at the time of, or shall occur after giving effect to, any such Distribution, (b) make any change in its capital structure which could have a Material Adverse Effect, or (c) make any Restricted Investment.

    Amendment to Section 9.13 of the Agreement. Effective as of the Amendment Date, Section 9.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.13 Debt. No Consolidated Party shall incur or maintain any Debt, other than (a) the Obligations; (b) trade payables and contractual obligations to suppliers and customers arising in the ordinary course of business; (c) other Debt existing on the Closing Date and reflected in the Financial Statements described in Section 8.6(a); (d) Debt of a Borrower constituting purchase money Debt (including, without limitation, obligations under Capital Leases) incurred after the Closing Date not to exceed $500,000 in the aggregate; (e) Permitted Subordinated Debt; and (f) Distributions payable by the Parent to the Investors pursuant to the Certificates of Designation and not otherwise prohibited by this Agreement.

    Amendment to Section 9.23. Effective as of the Amendment Date, Section 9.23 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.23 Capital Expenditures. No Consolidated Party shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Consolidated Parties on a consolidated basis would exceed $4,000,000 during any Fiscal Year.

    Amendment to Section 9.25 of the Agreement. Effective as of the Amendment Date, Section 9.25 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.25 Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio, determined for the Parent and its Subsidiaries on a consolidated basis, as of the last day of any Fiscal Quarter, to be less than the amounts specified for the applicable dates as follows:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
November 2, 2002	0.75 to 1.00
February 1, 2003 and thereafter	1.00 to 1.00

    For the purpose of determining the Fixed Charge Coverage Ratio in this Section 9.25, the Fixed Charge Coverage Ratio (a) as of the last day of the Fiscal Quarter ending November 2, 2002, shall be determined for the Parent and its Subsidiaries for the preceding three (3) Fiscal Quarters ending as of such date, and (b) as of the last day of the Fiscal Quarter ending February 1, 2003 and thereafter, shall be determined for the Parent and its Subsidiaries for the preceding four (4) Fiscal Quarters ending as of such date.

    Amendment to Section 9.26. Effective as of the Amendment Date, clause (c)(ii) of Section 9.26 is hereby amended and restated in its entirety to read as follows:

    (ii) prior to entering into any such lease such Borrower shall have received additional cash equity contributions (other than from the sale and issuance of the Series 2001-A Preferred Stock in February of 2001 pursuant to the Series 2001-A Stock Purchase Agreement) in an amount equal to the aggregate amount of all costs incurred in connection with opening such new retail locations, including, without limitation, the costs to build, improve, and stock such new retail locations

    Amendment to Article 9. Effective as of the Amendment Date, Article 9 of the Agreement is hereby amended to add Section 9.32 thereto, which is inserted following Section 9.31 and shall read in its entirety as follows:

    Section 9.32 Minimum Adjusted EBITDA. As of the last day of the Fiscal Quarter ending August 3, 2002, the Borrowers shall not permit Adjusted EBITDA, determined for the Consolidated Parties, to be less than a negative $1,000,000.

    Amendment to Section 11.1. Effective as of the Amendment Date, clauses (c)(i), (r), and (s) of Section 11.1 of the Agreement are hereby amended and restated in their respective entireties to read as set forth in clauses (i), (r), and (s) below, respectively:

    (i) the observance or performance of any of the covenants and agreements contained in Article 6 or Article 7 or Section 9.2 (insofar as its requires the preservation of the existence of the Borrowers) or Sections 9.9 through 9.27 or Sections 9.30 through 9.32; or

    -

    (r) any breach or default (however defined) occurs under or in connection with (i) any Permitted Subordinated Debt, (ii) any subordination agreement governing any Permitted Subordinated Debt, or (iii) the Stock Purchase Agreements, the Certificates of Designation, or any other agreement, certificate, or document executed and delivered in connection with the transactions contemplated by the Stock Purchase Agreements, unless such default or event of default is waived by the parties thereto; or

    -

    (s) any Borrower shall agree, without the consent of the Agent, to any amendment, restatement, or other modification to the Stock Purchase Agreements, the Certificates of Designation, or any other document, agreement, or certificate related thereto, to the extent any such amendment, restatement, or other modifications (i) changes the Dividend Rate (as defined in each of the Certificates of Designation, respectively), (ii) changes the timing or type of dividends, fees, redemption rights, voting rights, and conversion rights, if any, (iii) changes the effective date of any performance, termination, or maturity specified therein, or (iv) adds or changes, in a manner more restrictive to any or all of the Borrowers, any covenant or restriction.

    Amendment to Exhibit G to the Agreement. Effective as of the Amendment Date, Exhibit G of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.

    Amendment to Schedule 1.1(B) of the Agreement. Effective as of the Amendment Date, Schedule 1.1(B) of the Agreement is amended to add the following paragraph numbered 16 after the paragraph numbered 15 but before the words "Harold's Stores of Texas, L.P.":

    16. A security interest in the Lease Agreement, dated October 1, 1981, between The Rogue, Ltd. and Harold's of Jackson, Inc. for the approximately 2100 square feet of floor space on the first and second floors of a retail commercial building owned by The Rogue, Ltd. known as Neville's located at 4450 Interstate Highway 55 North, Jackson Mississippi.

    Amendment to Schedule 1.1(C) of the Agreement. Effective as of the Amendment Date, Schedule 1.1(C) of the Agreement is amended in its entirety to read as set forth on Schedule 1.1(C) hereof.

    Amendment to Schedule 8.7 of the Agreement. Effective as of the Amendment Date, Schedule 8.7 of the Agreement is amended in its entirety to read as set forth in Schedule 8.7 hereof.

    Amendment to Schedule 8.9 of the Agreement. Effective as of the Amendment Date, paragraph number 6 on Schedule 8.9 of the Agreement is amended by deleting the reference to the dollar amount of "$11,000" appearing in such paragraph and substituting, in lieu thereof, the dollar amount "$11,267.21."

  CONSENT AND WAIVER

    Consent and Waiver. The Borrowers have requested that the Agent and the Majority Lenders (a) consent to (i) the amendment to the Parent's Certificate of Incorporation as such amendment relates to the creation of the Series 2002-A Preferred Stock and the 2001-A Share Exchange, (ii) the creation of the Series 2002-A Preferred Stock and the Amended 2001-A Preferred Stock, and (iii) the 2001-A Share Exchange and the Series 2002-A Stock Issuance pursuant to the Series 2002-A Preferred Stock Purchase Agreement (each referred to herein individually as a "Proposed Action" and collectively, as the "Proposed Actions") and (b) waive the Parent's noncompliance, if any, with Section 9.3 of the Agreement because of the amendment to the Parent's Certificate of Incorporation as such amendment relates to the creation of the Series 2002-A Preferred Stock and the 2001-A Share Exchange (such instance of noncompliance, if any, hereinafter being called the "Specified Default"). Each of the undersigned Lenders, subject to Section 13.1 of the Agreement and to the satisfaction of the conditions precedent set forth in Article 4 of this Amendment, consents to the Proposed Actions as described in this Section 3.1 and waives the Specified Default; provided, that such waiver is expressly limited as provided herein, and provided further, that in order to induce the Lenders to agree to the foregoing waiver, each Borrower agrees that the waiver granted under this Section 3.1 shall not constitute or be deemed a waiver of any other Default or Event of Default, now existing or hereafter arising, or a waiver of any rights or remedies arising as a result of any such other Event of Default. Without limiting the foregoing, any failure to comply with the requirements of Sections 9.3 other than as specified in clause (b) preceding shall constitute an Event of Default.

  MISCELLANEOUS

    Conditions Precedent. The effectiveness of each of Article 2 and Article 3 of this Amendment is subject to the satisfaction of each of the following conditions precedent:

      The Agent shall have received all of the following, each dated the Amendment Date (unless otherwise indicated), in form and substance satisfactory to the Agent:

        Amendment Documents. This Amendment and any other instrument, document, or certificate reasonably required by the Agent to be executed or delivered by the Borrowers in connection with this Amendment, in each case duly executed (collectively, the "Amendment Documents");

        Corporate Certificate of the Parent. A certificate duly executed by the secretary and chief executive officer of the Parent (A) certifying that the Parent continues in existence as an Oklahoma corporation, (B) certifying current incumbency with respect to each of the officers of the Parent authorized to execute and deliver this Amendment and to request borrowings under the Agreement as amended by this Amendment, (C) certifying and attaching true and complete copies of authorizing resolutions of the board of directors of the Parent to authorize the execution, delivery, and performance of the Preferred Stock Documents (as defined below), this Amendment and the other Loan Documents to be executed by the Parent in connection herewith, (D) certifying that except for (1) the attached certificate of designations creating the Series 2002-A Preferred Stock and the Amended Series 2001-A Preferred Stock, (2) the Certificate of Elimination, and (3) the Certificate of Designations creating the Series 2001-A Preferred Stock, the certificate of incorporation of the Parent, a copy of which has been previously certified to the Agent under that certain Corporate Certificate dated as of November 20, 2000, remains in full force and effect on and as of the date hereof without further modification or amendment in any respect since November 20, 2000, and (E) certifying that the bylaws of the Parent, a copy of which have been previously certified to the Agent under that certain Corporate Certificate dated as of November 20, 2000, remain in full force and effect on and as of the date hereof without further modification or amendment in any respect since November 20, 2000;

        Preferred Stock Documents. Executed copies of the Investor Rights Agreement Amendment, the Certificates of Designation, the Series 2002-A Preferred Stock Purchase Agreement, the First Amendment to Right of First Refusal Agreement dated as of the date hereof among the Parent, the Amended Series 2001-A Preferred Stock Investors, and the Family Shareholders (as defined in such agreement), the First Amendment to Voting Agreement dated as of the date hereof among the Parent, the Series 2002-A Preferred Stock Investors, and the Family Shareholders (as defined in such agreement), and all other documentation executed and delivered in connection with the transactions contemplated by such documents (collectively, the "Preferred Stock Documents");

        Receipt of Amendment Fee. The amendment fee in accordance with Section 4.6 hereto;

        Opinion of Counsel. A signed opinion of counsel for the Parent, opining as to such matters in connection with the transactions contemplated by this Amendment as the Agent may reasonably request, such opinion to be in form, scope, and substance satisfactory to the Agent, Lenders, and their respective counsel, and addressing, without limitation, that these transactions comply in all material respects with all Requirements of Law of any Governmental Authority, that the 2001-A Share Exchange and sale of shares pursuant to the Series 2002-A Preferred Stock Purchase Agreement are exempt under all applicable federal and state securities laws, that no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, the American Stock Exchange, or other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, the Parent of this Amendment or any Preferred Stock Documents;

        Evidence of Proceeds. Evidence in form and substance satisfactory to the Agent, Lenders, and their respective counsel, that the Parent has received payment in full for the Series 2002-A Stock Issuance, which shall not be less than $4,000,000;

        Closing Certificate. A certificate of the Borrowers in form and substance satisfactory to the Agent certifying as to the satisfaction of the conditions precedent set forth in this Section 4.1; and

        Additional Information. Such additional documents, instruments, and information as the Agent may reasonably request to effect the transactions contemplated hereby.

      The representations and warranties contained herein, in the Agreement, and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof (except those, if any, which by their terms specifically relate only to a different date).

      All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all other agreements, documents, and instruments executed and/or delivered pursuant hereto, and all legal matters incident thereto, shall be reasonably satisfactory to the Agent.

      No Default or Event of Default shall have occurred and be continuing.

    Representations and Warranties. The Borrowers hereby represent and warrant to the Agent that, as of the date of and after giving effect to this Amendment, (a) the execution, delivery, and performance of this Amendment and any and all other Amendment Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of each Borrower and will not violate any Borrower's certificate of incorporation or bylaws, (b) all representations and warranties set forth in the Agreement and in any other Loan Document are true and correct in all material respects as if made again on and as of such date except for such representations and warranties limited by their terms to a specific date, and (c) no Default or Event of Default has occurred and is continuing.

    Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Agent or any Lender, or any closing, shall affect the representations and warranties or the right of the Agent and the Lenders to rely upon them.

    Reference to Agreement. Each of the Loan Documents, including the Agreement, the Amendment Documents, and any and all other agreements, documents, or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement, whether direct or indirect, shall mean a reference to the Agreement as amended hereby.

    Ratifications. Each of the parties hereto agrees that the Loan Documents, as amended hereby, shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms. Without limiting the generality of the foregoing, each Borrower hereby acknowledges and confirms, that upon the effectiveness of this Amendment, and as a result thereof, the liens, security interests, and assignments created and evidenced by the Loan Documents are valid and existing liens, security interests, and assignments of the respective priority recited in the Loan Documents.

    Amendment Fee. The Borrowers jointly and severally agree to pay to the Agent and the Lenders on the date hereof an amendment fee in the amount of $25,000 as additional consideration for the Agent's and the Lenders agreement to amend the Agreement and consent to the Proposed Actions.

    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

    General. This Amendment, when signed by the Majority Lenders and each Borrower, as provided hereinbelow (a) shall be deemed effective prospectively as of the Amendment Date, (b) contains the entire agreement among the parties and may not be amended or modified except in writing signed by all parties, (c) shall be governed and construed according to the laws of the State of Texas, (d) may be executed in any number of counterparts, each of which shall be valid as an original and all of which shall be one and the same agreement, and (e) shall constitute a Loan Document. A telecopy or other electronic transmission of any executed counterpart shall be deemed valid as an original.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

BORROWERS:

HAROLD'S STORES, INC.

By:

Jodi L. Taylor

Chief Financial Officer

HAROLD'S FINANCIAL CORPORATION

By:

Jodi L. Taylor

Secretary/Treasurer

HAROLD'S DIRECT, INC.

By:

Jodi L. Taylor

Secretary/Treasurer

HAROLD'S STORES OF TEXAS, L.P.

By: HSTX, Inc., General Partner

By:

Kenneth C. Row

Secretary

HAROLD'S STORES OF GEORGIA, L.P.

By: HSGA, Inc., General Partner

By:

Jodi L. Taylor

Secretary

HAROLD'S OF JACKSON, INC.

By:

Jodi L. Taylor

Secretary/Treasurer

AGENT:

BANK OF AMERICA, NATIONAL ASSOCIATION, as the Agent

By:

Kevin R. Kelly

Senior Vice President

LENDER:

BANK OF AMERICA, NATIONAL

ASSOCIATION

By:

Kevin R. Kelly

Senior Vice President

ACKNOWLEDGMENT, CONSENT, AND REAFFIRMATION

Each of the undersigned hereby acknowledges and consents to the execution and terms and conditions of the foregoing Amendment and reaffirms its obligations under that certain Security Agreement dated as of November 20, 2000 (the "Security Agreement") and that certain Subsidiary Guaranty Agreement dated as of November 20, 2000 (the "Guaranty Agreement"), made by each of the undersigned in favor of the Agent, for the benefit of the Agent and the Lenders, and acknowledges and agrees that the Security Agreement and the Guaranty Agreement remain in full force and effect and the Security Agreement and the Guaranty Agreement are hereby ratified and confirmed in all respects.

Dated as of August 2, 2002.

HAROLD'S DBO, INC.

By:

Kenneth C. Row, Secretary

HSGA, INC.

By:

Jodi L. Taylor, Secretary

HSTX, INC.

By:

Kenneth C. Row, Secretary

HAROLD'S LIMITED PARTNERS, INC.

By:

Jodi L. Taylor, Secretary

THE CORNER PROPERTIES, INC.

By:

Jodi L. Taylor, Secretary/Treasurer

HAROLD'S OF WHITE FLINT, INC.

By:

Jodi L. Taylor, Secretary

EXHIBIT A

To

THIRd Amendment to Loan and Security Agreement

Compliance Certificate

COMPLIANCE CERTIFICATE

The undersigned, duly appointed and acting chief financial officer of Harold's Stores, Inc. ("Parent"), being duly authorized, hereby delivers this Compliance Certificate to Agent and the Lenders, pursuant to Section 7.2(e) of that certain Loan and Security Agreement dated effective as of November 20, 2000, among Parent, each of the other Borrowers and the Lenders party thereto, and Bank of America, National Association, in its capacity as Agent ("Agent"), as such agreement has been and may further be amended, restated, or otherwise modified from time to time, reference to which hereby is made (the "Loan and Security Agreement"). Terms defined in the Loan and Security Agreement, wherever used herein, shall have the same meanings as are prescribed by the Loan and Security Agreement.

1. Parent hereby delivers to Agent and the Lenders [check as applicable]:

[_] the consolidated audited Fiscal Year end Financial Statements and accountant's report required by Section 7.2(a), dated as of _________, ____; or

[_] the unaudited Fiscal Period end Financial Statements required by Section 7.2(b), dated as of _____________, ____.

Such Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein.

2. The undersigned represents and warrants to Agent and the Lenders that, except as may have been previously or concurrently disclosed to Agent and the Lenders in writing by Parent, the representations and warranties contained in Article 8 of the Loan and Security Agreement and the other Loan Documents are correct and complete in all material respects on and as of the date of this Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3. The undersigned represents and warrants to Agent and the Lenders that as of the date of this Certificate, the Borrowers are in compliance in all material respects with all of their respective covenants and agreements in the Loan and Security Agreement and the other Loan Documents.

4. The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

    No Default or Event of Default exists as of the date hereof or existed during the period covered by the Financial Statements referenced in paragraph 1 of this Compliance Certificate.

 One or more Defaults or Events of Default have occurred or exist as of the date hereof or existed during the period covered by the Financial Statements referenced in paragraph 1 of this Compliance Certificate. Included within Exhibit A attached hereto is a written description specifying each such Default or Event of Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by Parent with respect thereto. Except as so specified, no Default or Event of Default exists as of the date hereof.

5. Exhibit B attached hereto sets forth the calculations necessary to establish the status of the Borrowers' compliance with the covenants contained in Section 9.23 ("Capital Expenditures"), Section 9.24 ("Adjusted Tangible Net Worth"), Section 9.25 ("Fixed Charge Coverage Ratio"), Section 9.31 ("Adjusted Net Earnings from Operations"), and Section 9.32 ("Minimum Adjusted EBITDA") of the Loan and Security Agreement as of the effective date of the Financial Statements referenced in paragraph 1 above.

6. Exhibit C attached hereto sets forth a description and analysis in reasonable detail of all material trends, changes, and developments in each and all Financial Statements and an explanation of the variances of the figures in the corresponding budgets and Financial Statements for the preceding Fiscal Year, as required by subsections 7.2(e)(ii)(D) and (E).

Date of execution of Compliance Certificate: __________, ____.

HAROLD'S STORES, INC.

By: ________________________________

Name: _____________________________

Chief Financial Officer

EXHIBIT A

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults or Events of Defaults]

EXHIBIT B

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

Section 9.23 Capital Expenditures. No Borrower shall make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Consolidated Parties on a consolidated basis would exceed $4,000,000 during any Fiscal Year.

For the Fiscal Year, __________, _____ through and including __________, ______:

		Compliance
Actual Capital Expenditures	$_____________
Permitted Capital Expenditures	$4,000,000	Yes _____ No ______

Section 9.24 Adjusted Tangible Net Worth. The Borrowers shall not permit the Adjusted Tangible Net Worth, determined for the Consolidated Parties, as of the end of any Fiscal Quarter, to be less than the following amounts specified for the applicable dates as follows:

				Compliance
(a)	Adjusted Tangible Net Worth
	(i)	Net Worth, minus	$____________
	(ii)	Intangible Assets, plus	$____________
	(iii)	Permitted Subordinated Debt, plus	$____________
	(iv)	Writedowns from Discontinued Operations not exceeding $1,500,000	$_____________

(b)	Permitted Adjusted Tangible Net Worth
	(ii)	Fiscal Quarter ending May 4, 2002	$15,000,000	Yes ____ No ____
	(iii)	Fiscal Quarter ending August 3, 2002	$15,000,000	Yes ____ No ____
	(iv)	Fiscal Quarter ending November 2, 2002	$16,000,000	Yes ____ No ____
	(v)	February 1, 2003 and thereafter	$17,000,000	Yes ____ No ____

Section 9.25 Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending May 4, 2002 and continuing thereafter, the Borrowers shall not permit the Fixed Charge Coverage Ratio, determined for the Parent and its Subsidiaries for the preceding four (4) Fiscal Quarters ending as of such date, to be less than the amounts specified for the applicable dates as follows:

Compliance
(a)	(i)	EBITDA, plus	$____________
	(ii)	All proceeds from Sale of Preferred Stock, minus	$____________
	(iii)	Net Capital Expenditures, minus	$____________
	(iv)	cash amount of Distributions paid, plus	$____________
	(v)	Writedowns from Discontinued Operations (if deducted from EBITDA)	$____________
	(vi)	Total of (a)(i) + (a)(ii) - (a)(iii) - (a)(iv) + (a)(v)	$____________

(b)	(i)	principal payments on Funded Debt, plus	$____________
	(ii)	Interest Expense	$____________
	(iii)	Total of (b)(i) + (b)(ii)	$____________

(c)	Actual Fixed Charge Coverage Ratio [(a)(vi) to (b)(iii)]		_____ to 1.00

(d)	Permitted Fixed Charge Coverage Ratio
	(i)	Fiscal Quarter ending November 2, 2002	0.75 to 1.00	Yes ____ No ____
	(ii)	February 1, 2003 and thereafter	1.00 to 1.00	Yes ____ No ____

For the purpose of determining the Fixed Charge Coverage Ratio in this Section 9.25, the Fixed Charge Coverage Ratio (a) as of the last day of the Fiscal Quarter ending November 2, 2002, shall be determined for the Parent and its Subsidiaries for the preceding three (3) Fiscal Quarters ending as of such date and (b) as of the last day of the Fiscal Quarter ending February 1, 2003 and thereafter, shall be determined for the Parent and its Subsidiaries for the preceding four (4) Fiscal Quarters ending as of such date.

Section 9.31 Adjusted Net Earnings from Operations. As of the last day of the Fiscal Year ended February 2, 2002, the Borrowers shall not permit the Adjusted Net Earnings from Operations to be less than a negative $18,500,000.
Compliance
Total Adjusted Net Earnings From Operations		$____________
(a)	the Consolidated Parties' net income, minus	$____________
(b)	gain or loss arising from the sale of any capital assets, minus	$____________
(c)	gain arising from any write-up in the book value of any asset, minus	$____________
(d)	earnings of any Person which have been acquired to the extent realized by such other Person prior to the date of acquisition, minus	$____________
(e)	earnings of any Person in which any Consolidated Party has an ownership interest unless such earnings shall actually have been received in the form of cash distributions, minus	$____________
(f)	earnings of any Person to which assets have been sold, transferred, or disposed of, or into which any Consolidated Party shall have been merged, or consolidated or otherwise reorganized, minus	$____________
(g)	gain arising from the acquisition of debt or equity securities of any Consolidated Party or from cancellation or forgiveness of Debt, minus	$____________
(h)	gain or loss arising from extraordinary items or other non-recurring transaction	$____________	Yes ____ No ____

Section 9.32 Minimum Adjusted EBITDA. As of the last day of the Fiscal Quarter ending August 3, 2002, the Borrowers shall not permit Adjusted EBITDA, determined for the Consolidated Parties, to be less than a negative $1,000,000.

Adjusted EBITDA			Compliance
(i)	EBITDA, minus	$____________
(ii)	Net Capital Expenditures, minus	$____________
(iii)	cash amount of Distributions paid, plus	$____________
(iv)	Writedowns from Discontinued Operations (if deducted from EBITDA), plus	$____________
(v)	All proceeds from Sale of Preferred Stock	$____________
(vi)	Total of (a)(i) - (a)(ii) - (a)(iii) + (a)(iv) + (a)(v)	$____________	Yes ____ No ____

EXHIBIT C

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

[insert material trends, changes, and developments and an explanation of variances]

SCHEDULE 1.1(C)

AMENDED SERIES 2001-A PREFERRED STOCK INVESTORS
Investor's Name and Address	Number of Shares of Series 2001-A Preferred Stock Surrendered	Number of Amended Series 2001-A Preferred Stock Received
INTER-HIM, N.V. Switzerland Representative Office Im Langacker 16 Postfach CH-5401 Baden Schweiz Attn: Mr. Victor Hoogstraal Telecopy: +41 56 483 0389	287,425	287,425
W. Howard Lester 3250 Van Ness Avenue San Francisco, California 94109 Telecopy: (415) 616-8359	41,059	41,059

SERIES 2002-A PREFERRED STOCK INVESTORS
Investor Name and Address	Number of Shares	Aggregate Purchase Price
INTER-HIM, N.V. Switzerland Representative Office Im Langacker 16 Postfach CH - 5401 Baden Schweiz Attn.: Mr. Victor Hoogstraal Telecopy: +41 56 483 0389	82,500	$1,650,000
W. Howard Lester 3250 Van Ness Avenue San Francisco, California 94109 Telecopy: (415) 616-8359	82,500	$1,650,000
William E. Haslam 5508 Lonas Road Knoxville, Tennessee 37909 Telecopy: (865) 450-2801	20,000	$400,000
Clark J. Hinkley 5919 Maple Avenue Dallas, Texas 75235 Telecopy: (214) 902-4100	5,000	$100,000
Margaret A. Gilliam 15 West 53rd Street, Suite 34A New York, New York 10019-0001 Telecopy: (212) 765-7882	10,000	$200,000
Totals:	200,000	$4,000,000

SCHEDULE 8.7

CAPITALIZATION
	Shares Authorized		Shares Issued and Outstanding
Company	Common	Preferred	Common	Preferred
Harold's Stores, Inc.	25,000,000	700,000 - Amended Series 2001-A Preferred Stock 300,000 - Series 2002-A Preferred Stock	6,094,293	328,484 - Amended Series 2001-A Preferred Stock 200,000 - Series 2002-A Preferred Stock
Harold's Financial Corporation	20,000	180,000	20,000	180,000
Harold's Direct, Inc.	50,000	N/A	50,000	N/A
Harold's Limited Partners, Inc.	50,000	N/A	500	N/A
Harold's DBO, Inc.	50,000	N/A	1,000	N/A
HSTX, Inc.	50,000	N/A	1,000	N/A
HSGA, Inc.	50,000	N/A	1,000	N/A
Harold's of Jackson, Inc.	50,000	50,000	50,000	50,000
The Corner Properties, Inc.	50,000	N/A	50,000	N/A
Harold's of Texas, Inc. (formerly known as Southcoast Plaza, Inc.)	25,000	N/A	10,000	N/A
Harold's of White Flint, Inc.	10,000	N/A	10,000	N/A
CMT Enterprises, Inc.	200	N/A	10	N/A

Harold's Stores of Texas, L.P. - owned by HSTX, Inc. (1%) and Harold's Limited Partners, Inc. (99%)

Harold's Stores of Georgia, L.P. - owned by HSGA, Inc. (1%) and Harold's Limited Partners, Inc. (99%)

The following individuals/entities own over 5% of the Capital Stock of Harold's Stores, Inc.:
  Rebecca P. Casey
  Michael T. Casey
  H. Rainey Powell
  Harold G. Powell
  Lisa P. Hunt
  Inter-Him N.V. (c/o Ronald deWaal Investments)
  Safeco Asset Management Company
  Arvest Trust Company, N.A., as Trustee
  W. Howard Lester